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                                                                    Exhibit 99.1
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Monday September 10, 7:03 pm Eastern Time

Press Release

SOURCE: OPTi Inc.

OPTi, Inc. Announces Plan of Voluntary Liquidation and Dissolution

Board Adopts Liquidation Plan Subject to Approval by the Company's Shareholders

MILPITAS, Calif.--(BUSINESS WIRE)--Sept. 10, 2001--OPTi Inc. (NasdaqNM: OPTI) today announced that its Board of Directors has unanimously voted to voluntarily liquidate and dissolve the Company. Subject to shareholder approval of a plan of complete liquidation and dissolution adopted by the Board, the Company plans to sell its assets, including inventory, property and equipment, discharge its liabilities, transfer its patents and other intellectual property to a liquidating trust and distribute the net proceeds and beneficial interests in the trust to shareholders.

The shareholders will vote on the plan of liquidation and dissolution at OPTi's annual meeting scheduled for November 12, 2001. If the shareholders approve the plan, OPTi will immediately wind up its ongoing business activities and take steps to completely liquidate and dissolve the Company as soon as practicable. OPTi believes most of its assets to be readily disposable. As of June 30, 2001, the Company's assets included approximately $31 million in cash and approximately 2,000,000 shares of common stock in Tripath Technology Inc., a publicly-traded company (NasdaqNM: TRPH).

If OPTi's shareholders vote to approve the plan of liquidation and dissolution, the Company will establish a contingency reserve to meet known and contingent liabilities and make an initial liquidating distribution to shareholders of unreserved cash and its Tripath Technology stock or proceeds from the sale of the Tripath stock. The Company currently hopes to complete this initial liquidating distribution by the end of 2001.

Upon shareholder approval, the Company will also proceed to sell all of its readily disposable assets. OPTi currently expects to transfer its patents together with any remaining unsold assets to a liquidating trust that will be established to ascertain and realize the value of the OPTi patents and to dispose of any unsold assets for the benefit of OPTi shareholders. OPTi has received an estimate that potential legal claims for the infringement of OPTi's patented technology by third parties could have little or significant value. Accordingly, there can be no assurance that the liquidating trust will be able to realize significant, or any, value on the OPTi patents.

The Company hopes to be able to make a final liquidating distribution that will include a pro rata beneficial interest in the liquidating trust to its shareholders in early 2002 in conjunction with the final dissolution of OPTi. The liquidating trust will survive for up to three additional years, during which time the trust will distribute any additional proceeds realized on the patents and from the disposal of other assets to the beneficiaries of the trust.

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The Company expects that its common stock will continue to trade on the Nasdaq
National Market as long as the Company continues to meet Nasdaq's listing maintenance standards. If the common stock is delisted from Nasdaq, trading, if any, would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. The Company noted that only persons who hold OPTi shares at the time of each liquidating distribution will receive the initial, final and other liquidating distributions, if any, including the distribution of pro rata beneficial interests in the liquidating trust. If the shareholders approve the plan of liquidation and dissolution, the dates of each liquidating distribution will be announced by OPTi as they are determined by OPTi's Board of Directors.

Further details of the plan of liquidation and dissolution will be provided in the proxy statement for the Company's annual meeting which the Company plans to file with the Securities and Exchange Commission later this month. The Company noted that if the SEC chooses to review the proxy filing, the annual meeting and the timing of the plan of liquidation and dissolution, including the various liquidating distributions, could be delayed by up to several months.

In reaching its decision that voluntary dissolution is in the best interest of the Company and its shareholders, the Board of Directors considered a number of factors including the Company's current and future strategic and market opportunities and business prospects, prevailing economic conditions and previous unsuccessful efforts to sell or merge the Company on more favorable price terms than would be indicated by a liquidation.

Since its incorporation in California in 1989, OPTi has conducted business as an independent supplier of semiconductor products that provide core logic functions or universal serial bus controller functions for a personal computer or embedded product within a semiconductor device. From inception through 1995, OPTi's principal business was its core logic products for desktop personal computers and the Company employed as many as 235 employees over the years. However, in time, the Company faced increasingly tight competition from companies with substantially greater financial, technical, distribution and marketing resources. During February 1999, OPTi completely ceased further development of core logic products, even though it continued to ship such products to customers.

As sales revenues from its products continued to decline, OPTi's Board and management took steps to minimize costs of operations while they investigated various strategic opportunities and engaged in discussions regarding merger and asset sale transactions with potential business partners and investment banks. After reviewing OPTi's business prospects and potential opportunities, the Board came to the conclusion that the voluntary liquidation and dissolution of the Company and the establishment of a liquidating trust to pursue infringement claims related to OPTi's patents would have the highest probability of returning the greatest value to its shareholders.

OPTi Inc. is an independent supplier of semiconductors and is headquartered in Milpitas, California. OPTi's stock is traded on the National Market System under NASDAQ symbol OPTI.

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Statements in this press release that are not historical facts are forward-looking statements, including statements regarding the Company's plan of liquidation and dissolution, its patent position and future plans with respect to such patents. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including market conditions generally and in the personal computer and semiconductor industries, the timing of the Company's annual meeting, the determination by the Company's shareholders whether to approve the plan of liquidation and dissolution, competition, new developments in intellectual property law generally and with respect to semiconductor patents in particular, the Company's and the liquidating trust's ability to defend its patent position and other matters. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect the occurrence of unanticipated events. Factors which may impact the Company's success are more fully discussed in the Company's most recent periodic reports on Forms 10-K and 10-Q.
________________________
Contact:
     OPTi Inc.
     Bernard T. Marren, 408/382-2600 (President/CEO)
     Michael Mazzoni, 408/382-2600 (CFO)


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